Exhibit 10.5

MANUFACTURING AND QUALITY ADDENDUM

This Manufacturing and Quality Addendum (“Addendum”) is made effective as of August 1, 2013 (the “Addendum Effective Date”), between QIG Group, LLC, having an office at 10000 Wehrle Drive, Clarence, NY 14031 (“Client”) and Minnetronix, Inc., having an office at 1635 Energy Park Drive, St. Paul, MN 55108 (“Minnetronix”) and amends and supplements the Business Agreement defined below.

WHEREAS, Client and Minnetronix entered into a Business Agreement, executed by Minnetronix on April 30, 2009 and Client on May 1, 2009 (the “2009 Agreement”), as modified by letter agreement between the parties dated June 26, 2009 and executed by Client on June 29, 2009 (“Letter Agreement”) and First Amendment to Business Agreement, made and entered into as of April 10, 2010 (the “First Amendment”) and multiple Statements of Work regarding the contract design and manufacturing services rendered by Minnetronix for Client (collectively, such Statements of Work, the Letter Agreement, First Amendment and the 2009 Agreement, being the “Business Agreement”). This Addendum forms part of the Business Agreement;

WHEREAS, the First Amendment contemplates the parties entering into a manufacturing addendum which provides for (a) Minnetronix to supply certain products and (b) Client to pay, under certain circumstances, a buyout fee to Minnetronix in the event that a manufacturing addendum is not entered into by the parties; and

WHEREAS, this Addendum (a) establishes the terms on which Minnetronix will manufacture Products for Client for the term set forth herein, and (b) extinguishes the Manufacturing Commitment (as that term is defined in the First Amendment) of Client and the Guaranty (as that term is defined in the First Amendment) of Client’s parent company, Greatbatch Ltd. (“Greatbatch”), contained in the First Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Manufacturing Terms. Subject to the terms and conditions in this Addendum, Client will purchase Products from Minnetronix and Minnetronix will supply the Products to Client as set forth below. Any specifically capitalized terms used, and otherwise not defined, in this Addendum have the same defined meanings as provided for in the Business Agreement.

a.     Products. A description of the Products to be manufactured by Minnetronix and purchased by Client, together with additional terms specifically applicable to such Products, such as pricing, delivery schedule, warranty period, lead time requirements and various other commercial terms, will be set forth in one or more Schedules A to this Addendum. The parties may, from time to time, add new Products by executing a new Schedule or executing addenda and/or amendments to a prior Schedule. Revision numbers for the Product may change from time to time through Seller’s Engineering Change Order (“ECO”) system.

b.           Specifications. Specifications for the Products will be supplied by Client or Client’s agent and agreed upon in writing by Minnetronix, or will be otherwise established and accepted by Client and Minnetronix via Minnetronix’ ECO process. Neither Minnetronix nor any Product shall be expected or required to perform outside of the Specifications.

c.            Purchase Orders.

i.     Client will order Products by issuing Minnetronix a Purchase Order. The parties shall agree in writing on the Purchase Order, and the Specifications contained thereon, as set forth above, prior to the commencement of any work related to such Purchase Order. Provided that such Purchase Order and Specifications are acceptable to Minnetronix, Minnetronix shall manufacture for Client the Products, assemblies and/or subassemblies identified in such Purchase Order.

ii.     Commencement of work related to this Addendum or any Purchase Order issued hereunder is done so under the terms of the Business Agreement as modified by this Addendum. Any additional or different terms sent by Client to Minnetronix in writing, either together with or apart from a Purchase Order, or sent from Minnetronix to Client in writing, shall be excluded unless signed by both parties as an amendment to the Business Agreement.

iii.     Client will place one or more Purchase Orders with Minnetronix representing Client’s firm commitment for Products to be delivered as specified on the respective Purchase Order. In addition, Client shall provide forecasts to Minnetronix which reflect Client’s Product volume requirements over the term, of which the first three months and all longer lead time components identified in a Schedule will be binding.

iv.     Minnetronix will make reasonable efforts to accommodate schedule change requests subject to Component availability and capacity at Minnetronix’ sole discretion. Aggressive schedule increases will be accommodated to the best of Minnetronix’ ability according to the terms of the Business Agreement. Minnetronix may use forecasts to purchase long lead-time items and to achieve price breaks due to order size. Forecasts (to the extent binding as set forth in subsection iii above) and Purchase Orders may be combined to make best effort purchasing decisions. Subject to the other terms of this Section 1 of this Addendum, excess or scrap Components that occur as a result of Minnetronix’ best effort purchasing decisions are Client’s responsibility in the event of an order cancellation, Product change, or production delay.

d.            Price. The applicable price (“Price”) for the Products, NRE fees and the downpayment terms shall be as specified in each Schedule for a Product. Any NRE fees that may be incurred by Minnetronix (e.g., development of travelers, ECO generation/approval/release, additional assembly procedures, additional assembly drawings, and parts and assembly information entry into the Minnetronix’ manufacturing system) will be recharged to Client. All required supplier NREs will be recharged to Client. Minnetronix will manage suppliers, parts specifications, and other associated documentation for the Products in Minnetronix’ internal systems. However, the pricing does not include the cost of future design changes to the Product. A G&A fee, intended to cover Minnetronix’ costs for general and administrative efforts associated with various business issues shall be applied to any third-party costs incurred by Minnetronix that are not included in the selling price for a Product but are otherwise covered by this Addendum and the Business Agreement and are being recharged to Client. Minnetronix’ standard G&A fee shall be 20% of the amount to which the fee is applied or such other amount unless the parties mutually agreed otherwise in writing with respect to a particular Product.

e.            Minnetronix Changes to the Specifications or Manufacturing Location. Minnetronix may not implement any change to any of the Specifications, or any of the manufacturing locations for the Products without the prior written consent of Client, except as follows: Minnetronix may make minor revisions without such consent. A minor revision is defined below. Prior to making any “major revision” to a Product assembly or sub-assembly (i.e., any change that may affect the form, fit or function of a Product), Minnetronix will request Client’s consent to such major revision by issuing an ECO to Client. At a minimum, Client’s approval of an ECO issued by Minnetronix with respect to the top level assembly of a Product will be required prior to release of the Product to production. Client’s execution of an ECO shall be deemed to constitute Client’s approval of the revision subject to such ECO, together with all Components and Specifications that are incorporated into the assembly or sub-assembly that is the subject of such ECO. Minnetronix will provide all documentation reasonably requested by Client in connection with its review of any ECO presented by Minnetronix.

f.             Product Documentation. With each shipment of Product, Minnetronix will provide to Client a Certificate of Compliance verifying each Product’s compliance with the applicable Specifications.

g.            Packaging & Delivery. Each Product will be packaged to (i) comply with the requirements of the carrier, (ii) comply with Client’s Specifications and (c) comply with all applicable laws, rules and regulations. Delivery is FOB Minnetronix manufacturing facility. Client assumes and agrees to bear all risk of damage or loss to the Products after shipment from Minnetronix’s facility (the FOB point). Costs for packaging not included in the BOM or Specifications are not included in the Price.

h.            Configuration Management. Minnetronix uses a product revision format that indicates different levels of product release. All revisions have a format of [major revision]-[minor revision]. Major revisions (i.e., changes that may affect the form, fit or function of a Product) are less than “1” (e.g., .01, .02, .5, etc.) prior to production release and are “001” or greater (e.g., 001, 002, etc.) after production release. Minor revisions (i.e., changes that do not affect the form, fit or function of a Product) start with alpha characters beginning at “a” after each major revision change and are incremented for each minor revision change (e.g., a, b, c, etc.) All Products provided at a revision level of 001-a or higher (e.g., 001-a, 001-b, 002-a, etc.) shall be considered production units (“Production Units”). All Products provided at a revision less than 001-a (e.g., .01-a, .01- b, .5-a, etc.) shall be considered prototypes or pre-production units (“Engineering Units”). Any Engineering Units provided by Minnetronix may not meet regulatory standards for medical equipment or software and are not intended for human use unless specifically manufactured for that purpose and expressly indicated as such by Minnetronix to Client. ANY AND ALL ENGINEERING UNITS MANUFACTURED AND DELIVERED BY MINNETRONIX HEREUNDER ARE PROVIDED “AS IS”.

i.              Outsourcing. Minnetronix may not outsource or subsource any material or service used in the Products that are manufactured by Minnetronix without the prior written consent of Client. Minnetronix will be responsible for the acts and omissions of the subcontractor to the extent Minnetronix would be liable under the Business Agreement if it had committed such acts and omissions itself.

j.              Returned Product.

i.     All Products that Client deems to be non-conforming shall be returned to Minnetronix after acquiring and including a Minnetronix Return Material Authorization (“RMA”) number and paperwork indicating the details of the unit being returned with a serial or lot number and a description of the problem. An RMA number is available on request from the Minnetronix Quality Department.

ii.     Client shall pay for freight for Product return to Minnetronix and Minnetronix shall pay for freight for Product shipment back to Client. Minnetronix shall use a shipping method of the same or better expediency to that which Client returned Product to Minnetronix

iii.     Client agrees to supply Minnetronix with a Certificate of Decontamination, when applicable, along with all returned Product certifying that it is free of all toxic and biohazard materials. If no such certificate is provided, Minnetronix may perform decontamination services as needed.

iv.     In-warranty repairs shall be performed in accordance with Section 1.l.v. Minnetronix agrees to perform out-of-warranty depot repair, upgrade, and troubleshooting services as requested by Client. All repairs, troubleshooting, field upgrades, and field service work performed by Client will be at Client’s sole expense.

k.             Books, Records and Traceability. Minnetronix must keep true, accurate and complete books, records, reports and accounts in connection with the Products provided under this Addendum, and Minnetronix must keep these for such period of time as required by applicable law, rule or regulation, but in no event less than fifteen years immediately following the termination or expiration of this Addendum. Without limiting Client’s rights below, Client may send one or more of its representatives to inspect Minnetronix’s business operations, including, but not limited to, manufacturing and warehouse facilities, records, and reports at any time during regular business hours. Minnetronix will make available to Client immediately after receipt and for a period of ten years immediately following the expiration or termination of this Addendum, inspection reports, notices, claims, and audits by any regulatory or governmental authority affecting or relating to Minnetronix’s business or the Product. Traceability requirements include, but are not limited to the following:

(i)	All components are traced by lot at a minimum;

(ii)	Critical components are traced according to Client documentation as set forth at the time of qualification;

(iii)

Process information is traced to the sub-assembly. At a minimum, this includes operator performing the operation and date performed, shift (as applicable), manufacturing instructions used, identification of equipment used, BOM/design revision and configuration, resolution of any discrepancies, and record of any rework performed; and

(iv)	Raw material sourced directly by Minnetronix trace-ability to original material manufacturing lot.

l.	Standards: Modifications to Business Agreement.

i.	For the purposes of this Addendum:

A.	the representations and warranties in Section 2.4 of the Business Agreement are hereby deleted;

B.	the last sentence of Section 5.7 of the Business Agreement is hereby deleted;

C.	the terms of Section 7.1 and 7.2 of the Business Agreement are hereby deleted and replaced with the following:

“7.1. Indemnification by Minnetronix. Subject to Section 7.4, Minnetronix shall indemnify, defend, and hold harmless Client and its officers, directors, employees, agents, successors and assigns from and against any and all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees and expenses (“Losses”), that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to (a) the material breach by Minnetronix of any covenant or other agreement of Minnetronix set forth in this Agreement or (b) the gross negligence or willful misconduct of Minnetronix in the performance of its obligations under this Agreement except relating to the manufacture of the Products (in each case, except to the extent Minnetronix has a claim against Client pursuant to Section 7.2).

7.2. Indemnification by Client. The following indemnification obligation is not subject to the terms of Section 7.4. Client shall indemnify, defend, and hold harmless Minnetronix and its officers, directors, employees, agents, successors and assigns from and against any and all Losses that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to (a) the material breach by Client of any covenant or other agreement of Client set forth in this Agreement, (b) any claim that the Developed Materials, the Products or any products that incorporate the Products infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party or (c) any Product Liability Damages (in each case, except to the extent Client has a claim against Minnetronix pursuant to Section 7.1).”

D.	the last sentence of Section 7.4 of the Business Agreement shall be replaced with the following:

“EXCEPT FOR BREACH OF SECTION 6 BY CLIENT, FOR CLIENT’S INDEMNIFICATION OBLIGATIONS AND FOR AMOUNTS DUE BY CLIENT HEREUNDER, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EXCEED THE FEES PAID BY CLIENT IN THE 12 MONTHS PRIOR TO THE FIRST CLAIM HEREUNDER.”

E.	the words “AS SET FORTH IN SECTION 2.4 AND” in Section 7.5 of the Business Agreement shall be deleted.

ii.     Unless otherwise specifically agreed in writing by Client, all Products supplied under this Addendum will be manufactured in accordance with (i) all applicable standards of the International Standards Organization (“ISO”) and applicable ISO-certified processes, including, but not limited to, any applicable certification for sterilization; and (ii) all other quality standards and quality assurance plans referenced in the Specifications; provided, however that Minnetronix sole liability and Client’s exclusive remedies for breach of the foregoing shall be as set forth in Section 1.l.v. below. Minnetronix must comply with any quality requirements included within the Specifications. Minnetronix must ensure the compliance with this Section by any third party that supplies Minnetronix with raw materials or components used in the manufacture of any Product. Minnetronix must provide written notice to Client immediately after becoming aware of any non-conformance with this Section.

iii.     Client shall be solely responsible for the design of the Products and for the Products’ safety and efficacy for their indications and intended uses. Client shall bear any financial or other responsibility for Product deficiencies discovered by Client or Minnetronix. It is Client’s sole responsibility to review, validate, and approve the Product design, any Engineering Units Minnetronix provides, and to ensure that any resulting Product is tested, manufactured, packaged, labeled (including adequate warnings), sold and/or used in a safe, careful, and effective manner. Client is also responsible for obtaining and maintaining any necessary approvals, including any FDA, UL, CE, CSA, FCC or other approvals. Notwithstanding the foregoing, nothing in this Section is intended to limit, and in no event shall this Section be deemed to modify, the express indemnification obligations of Minnetronix set forth in Section 7.1 of the Business Agreement (as modified herein) and the express Product warranty provisions set forth in Section 1.l.v. of this Addendum, respectively.

iv.     Minnetronix’ procurement, assembly and test responsibility is limited to providing a Product that is “built to print” according to written Specifications provided to Minnetronix by Client and agreed upon by Minnetronix, or as otherwise agreed to by Client via Minnetronix’ ECO process.

v.     Minnetronix warrants to Client that each Production Unit, for a period to be specified in the respective Schedule (“Warranty Period”), shall: (a) conform in all respects to all of the Product Specifications to the extent verified by Minnetronix through the testing and inspection procedures defined in the Device Master Record for such Product or otherwise established and agreed to by Client via Seller’s ECO system as of the date of shipment of such Production Unit; and (b) be free from all defects in materials and workmanship. The foregoing warranties are contingent upon proper use of the Product in the applications for which the Product was intended. Minnetronix shall have no responsibility or obligation to Client under warranty claims with respect to Products that have been subjected to abuse, misuse, accident, alteration or neglect. In addition, the foregoing warranties do not apply to any third party software or any other third party Components or Client components that are embedded or incorporated into the Products, provided that Minnetronix shall assign to Client any warranties received from such third parties to the extent that Minnetronix is permitted to make such assignments. During the Warranty Period and only during the Warranty Period, Minnetronix’ responsibility shall be limited to the labor costs for work performed by Minnetronix at Minnetronix’ facility, Component replacement, and domestic ground shipment of Products from Minnetronix’ facility. In all cases, costs not related to warranty repair or replacement shall be borne by Client. Client is obligated to train and instruct its employees and any potential users of the Products with regard to their safe and proper use. Minnetronix shall have no liability for any injury to the operator or subject of the Products’ application regardless of the reason for the injury (including, but not limited to, inappropriate therapy, use, or Product malfunction). Client’s sole remedy and Minnetronix’ exclusive liability under the Business Agreement and this Addendum for any Products that breach the foregoing warranty shall be the repair or replacement of the Products subject to the preceding limits or a refund of the amount actually paid to Minnetronix by Client for such Products.

m.           Quality System. Minnetronix must (i) have a documented quality system and (ii) notify Client in the event of an initiation, an implementation or a change in the status of any major quality system at any of Minnetronix’s facilities, including, but not limited to, ISO 13485.

n.            Audits. Upon reasonable prior written notice and during normal business hours, Client, any of its duly authorized representatives and any regulatory or governmental agency, including, but not limited to, the U.S. Food and Drug Administration and any Competent Authority or Notification Body of Client, will have access to and the right to inspect or audit any Product’s design and any manufacturing, packaging, labeling, testing, shipping or quality processes and associated documentation. In addition, Client may audit Minnetronix’s manufacturing and quality systems. Such audits may include examination of Minnetronix’s manufacturing and quality control processes, and manufacturing and quality control records to ensure compliance. Further, Client requires a 30-day response to all audit findings, a 60-day closure timeline for major findings, and a one (1) year closure timeline for all minor findings.

o.	Quality or Performance Issues.

(i)

Minnetronix will use commercially reasonable efforts to resolve at Client’s request any Product quality or performance issues that arise during the Term at Client’s sole expense (except to the extent the warranty remedies apply). These efforts will be tracked in a quality system such as Corrective Action and Preventive Action framework that is compliant with industry standards including, but not limited to, ISO-9001. Upon request by Client, such efforts may include making appropriate Minnetronix personnel available (at Minnetronix’s expense) at the Minnetronix and/or Client facilities where such Product quality or performance issues are identified and/or need to be addressed. Upon request by Client, Minnetronix will promptly provide Client with all information requested by Client on the quality or performance issue and Minnetronix’s corrective actions.

(ii)

Each party must provide the other party with written notification within ten business days after such party obtains knowledge of any actual or potential problems relating to the performance of any Product or any Components used in the Product so that Client may explore whether investigation into the experienced problem as it may relate to Product already shipped or in process is necessary. Minnetronix will fully cooperate with all reasonable requests made by Client as to any such investigation, which will be at Client’s sole expense.

p.            Discontinuance of Supply & Last Time Purchase. If either party chooses to discontinue this Addendum or the supply of any Product, Client will have the right to a last time purchase from Minnetronix of the Product in a quantity ordered by Client but which may not exceed the aggregate amount for the next six months as set forth in the most recent forecast.

q.            Component Scheduling. Minnetronix shall maintain scheduling control over Components ordering and their delivery scheduling according to Minnetronix’ production scheduling processes. Minnetronix will issue purchase orders, or otherwise place orders, for all Components to support Client’s Purchase Orders throughout the term of this Addendum. Minnetronix will commit to longer-term buys on an exception basis as reasonably requested by Client provided that all such requests are issued in writing to Minnetronix by Client, all such buys shall be deemed a binding forecast.

r.        Production Delays.

i.     In the event of production delays requested or caused by Client in excess of 30 days, Client shall, at Minnetronix’ sole discretion, pay to Minnetronix during the delay period either (i) an inventory deposit and a 1.25%/month Storage Fee (as defined below), (ii) a 2.5%/month Maintenance Fee (as defined below), or (iii) the inventory deposit and fee, if any, specified in a Schedule.

ii.     Unless otherwise specified in an applicable Schedule, the standard inventory deposit shall be in the amount of the value of the Component inventory, Component purchase orders, or other written commitments from Minnetronix to Minnetronix’ suppliers purchased by or otherwise committed to by Minnetronix as a result of Purchase Orders or the binding portion of the forecasts (“Committed Inventory”) including Components received, or on non-cancelable, non-returnable or limited change purchase orders from Minnetronix to Minnetronix’ suppliers for Components that will be received by Minnetronix during the delay period. Unless otherwise specified in an applicable Schedule, the fee calculation shall be made using the applicable percentage from above, multiplied by the average monthly value of the Committed Inventory held by Minnetronix during the period to which the fee applies. This fee will be charged with respect to each month, or any portion thereof, during the delay.

iii.     In the event that Minnetronix is holding Client-supplied or Client-owned inventory during the delay period, Client shall pay a 1.25%/month Storage Fee for those materials.

iv.     In the event of production delays requested or caused by Client in excess of 90 days, Client shall purchase from Minnetronix all Committed Inventory held at Minnetronix during the period and pay a 1.25%/month Storage Fee until delivery of all Products or Committed Inventory from Minnetronix to Client is made.

v.     The “Storage Fee” covers Minnetronix’ costs for the storage, maintenance, warranty, material handling, shrinkage, cycle counting, storage space, floor space and other overhead associated with the inventory as well as supplier management, discrepant material handling, purchasing efforts, reporting, tracking, and rescheduling associated with storing and managing inventory during a delay in production. The Storage Fee shall be 1.25% per month of actual costs associated with the Committed Inventory.

vi.     The “Maintenance Fee” covers Minnetronix’ costs for the storage, maintenance, warranty extension, material handling, cost of capital, shrinkage, cycle counting, floor space, storage space and other overhead associated with the inventory as well as the supplier management, discrepant material handling, purchasing efforts, reporting, tracking and rescheduling associated with storing, owning, and managing inventory during a delay in production. The Maintenance Fee shall be 2.5%/month of actual costs associated with the Committed Inventory.

s.           Cancellations. In the event that Client cancels a Purchase Order or terminates the Business Agreement or this Addendum in accordance with its terms, the following terms shall apply to Committed Inventory purchased or committed to as a result of the Purchase Order or the binding portion of the product forecasts delivered by Client to Minnetronix:

i.     Minnetronix will make reasonable good faith efforts to return unneeded Components to its suppliers; and

ii.     Client will be responsible for the following costs arising from Client’s Purchase Order and subsequent cancellation: (A) Minnetronix’ actual costs associated with non-returnable or non-cancelable Committed Inventory including Committed Inventory that has been rendered non-returnable due to work performed in accordance with this Addendum and associated Purchase Orders, provided that any such materials cannot be used by Minnetronix in connection with the production of other items for Client or any other customer of Minnetronix within 1 month from the date of cancellation; and (B) Minnetronix’ actual costs associated with returnable or cancelable Committed Inventory; and (C) Minnetronix’ cancellation fee of 20 percent of the remaining Purchase Order value at the time of cancellation; and

iii.     Upon payment by Client of the amounts set forth above, Client shall own the Committed Inventory and Components, and Minnetronix shall deliver such Committed Inventory and Components to Client in accordance herewith.

iv.     A Purchase Order shall be deemed cancelled if Client expressly cancels such Purchase Order or causes a delay in production thereunder for one or more successive periods in excess of six (6) months in the aggregate.

v.     Minnetronix’ “actual costs” include labor, overhead and other out-of-pocket expenses incurred in the purchasing, receiving, inspecting, testing, assembling, storing, counting, shipping, handling, canceling, returning, or otherwise managing or processing the Components and their suppliers.

t.            Excess/Scrap Components. The costs of scrap and/or non-conforming material incurred during normal production activities shall be borne by Minnetronix. The cost of scrapped and/or excess Components up to 10% over the order quantity or other preapproved purchase quantities shall be borne by Client in the event of part obsolescence, or the end of Product life at Minnetronix. This is intended, for example, to cover Components that are no longer needed for the Product due to ECOs, or end of the Product manufacturing at Minnetronix. Additionally, Client is responsible for excess Components that are purchased due to minimum buy quantities from the Product Component suppliers. Excess parts may be transferred to Client upon completion of the production orders.

2.            Waiver. Minnetronix hereby: (a) acknowledges that this Addendum is a Manufacturing Commitment as contemplated by the First Amendment, (b) waives all of its rights with respect to the Manufacturing Commitment, Buyout Fee and the Guaranty as set forth in the First Amendment, and (c) acknowledges and agrees that (i) Minnetronix shall have no further rights with respect to the Manufacturing Commitment, Buyout Fee or Guaranty and (ii) neither Client nor Greatbatch (or any of its affiliates) owes any manufacturing commitment or any other manufacturing/purchase obligation to Minnetronix, except as set forth in this Addendum.

3.            Term and Termination.

a.     Term. The term of this Addendum will commence on the Addendum Effective Date and, unless terminated earlier in accordance with this Addendum or the Business Agreement, will continue in full force and effect for a period of four years. Thereafter, this Addendum will renew for successive three-year periods unless either party delivers written notice of non-renewal to the other party no less than ninety days prior to the effective date of renewal. As agreed by the parties, Minnetronix will continue to fulfill any outstanding Purchase Orders issued by Client prior to the expiration or termination of this Addendum, and the delivery of any Product pursuant to such Purchase Orders will be governed by all of the terms and conditions of this Addendum.

b.     Termination. This Addendum may be terminated by either party upon a material breach of this Addendum by the other party after giving such other party written notice specifying the nature of and the basis for the material breach and providing such other party a 30 day opportunity to cure the material breach.

4.            Effect of Addendum. When signed by both parties, this Addendum shall be attached to and deemed a part of the Business Agreement. Except to the extent specifically supplemented and/or modified by this Addendum, all terms and conditions set forth in the Business Agreement shall remain in full force and effect. The last sentence of Section 2.1(a) of the Business Agreement is hereby deleted for the purposes of this Addendum and in the event of any inconsistency or conflict between any of the documents described above and/or Purchase Orders issued pursuant to the Agreement, the following order of priority, listed here from the highest priority (a) to the lowest priority (f), in interpretation shall apply

a.     Amendments or other modifications made to the Business Agreement and this Addendum in writing.

b.     Product Specifications, if any, agreed to via Minnetronix’ ECO process.

c.     Product Specifications, if any, provided to and agreed upon by Minnetronix with a Purchase Order.

d.     Purchase Order (exclusive of any boilerplate terms and conditions).

e.     Addendum.

f.     Business Agreement.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the Effective Date.

QIG GROUP, LLC	MINNETRONIX, INC.

By: /s/ Thomas J. Mazza	By: /s/ Jeremy Maniak

Name: Thomas J. Mazza	Name: Jeremy Maniak

Title: VP and Corporate Controller	Title: COO